EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated April 10, 2019 relating to the balance sheet of Paradyme Equities LLC as of December 31, 2018 and 2017, and the related statements of operations, changes in members’ capital, and cash flows for the calendar year period 2018 and the period from May 16, 2017 (inception) to December 31, 2017, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

December 9, 2019

www.indigospire.com